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                                    December 6, 1996



SeaChange International, Inc.
124 Acton Street
Maynard, Massachusetts 01754

          Re: Registration Statement on Form S-8 Relating to the Amended and Restated 1995
               Stock Option Plan, 1996 Non-Employee Director Stock Option Plan and 1996
               Employee Stock Purchase Plan (collectively, the "Plans") of SeaChange
               International, Inc. (the "Company")

Dear Sir or Madam:

          Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,270,778 shares of Common Stock, $.01 par value per share, of the Company issuable pursuant to the Plans (the "Shares").

          We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the related Plans, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                          Very truly yours,



                                          TESTA, HURWITZ & THIBEAULT, LLP